Exhibit 99.2

FIRST Amendment

to the
amtech systems, inc. 2022 equity INCENTIVE Plan

WHEREAS, Amtech Systems, Inc. (the “Company”) maintains the 2022 Equity Incentive Plan of Amtech Systems, Inc. (the “Plan”); and

WHEREAS, Section 15 of the Plan provides that the Plan may be amended from time to time; and

WHEREAS, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan is hereby amended, effective as of the date the shareholders of the Company approve this amendment, in the following respects:

1. Section 4(a) of the Plan is amended to read in its entirety as follows:

“(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 2,000,000. No further awards may be made under the Prior Plans after the effective date of this Plan. Shares issued under the Plan may be Shares that either were reacquired by the Company, including Shares purchased on the open market, or authorized but unissued Shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1) Shares shall be counted against the share reserve as one Share for every one Share granted.

(2) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(3) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4) Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.”

2. Section 7(d)(1) of the Plan is amended to read in its entirety as follows:

(1) An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 2,000,000, subject to adjustment as provided in Section 12(a).

This Amendment, in conjunction with the Plan, constitutes the entire agreement with respect to the subject matter hereof and supersedes all oral and written agreements and understandings made and entered into prior to the date hereof. In the event of any conflict between the terms and conditions of the Plan and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control. If any term or provision of this Amendment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Amendment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Amendment shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above on behalf of the Company.

Amtech Systems, Inc.

By: /s/ Robert C. Daigle____________________

Name: Robert C. Daigle

Title: President and Chief Executive Officer